EXHIBIT 5.1

May 26, 2021

Digital Media Solutions, Inc.
4800 140th Avenue N., Suite 101
Clearwater, Florida 33762

Re:	Digital Media Solutions, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

I am General Counsel, Executive Vice President of Legal and Compliance and Secretary of Digital Media Solutions, Inc., a Delaware corporation (the “Company”), and have acted as counsel to the Company in connection with the preparation and filing of the Registration Statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed on or about the date hereof with the Securities and Exchange Commission (“Commission”).  The Registration Statement relates to the registration for resale by the selling stockholders or their permitted transferees, each as identified in the Registration Statement, of up to 3,436,767 shares of DMS Class A Common Stock (the “Shares”).”

This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act.

In rendering the opinion set forth herein, I have examined and relied on originals or copies, certified or otherwise identified to my satisfaction, the following: (i) the Registration Statement in the form to be filed under the Act; (ii) the Certificate of Incorporation of the Company, as in effect as of the date of the issuance of the Shares and as of the date hereof; (iii) the By-Laws of the Company, as in effect as of the date of the issuance of the Shares and as of the date hereof; (iv) the records of the corporate proceedings and other actions taken by the Company in connection with the authorization, issuance and sale of the Shares, the filing of the Registration Statement and certain related matters; and (v) such other documents as I have deemed necessary or appropriate as a basis for the opinion set forth below.

In my examination, I have assumed the genuineness of all signatures, including electronic signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to us as facsimile, electronic, certified or photocopied copies, and the authenticity of the originals of such copies. As to certain facts material to my opinion, I have relied on factual information in certificates from officers of the Company. I have not independently verified such information.

In rendering these opinions, I have made assumptions customary in opinions of this type.

Based upon and subject to the foregoing, it is my opinion that the Shares have been, or when issued will be, validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to me under the heading “Legal Matters” in the prospectus forming a part thereof. In giving such consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act.

Very truly yours,

/s/ Anthony Saldana
Anthony Saldana
General Counsel, EVP Legal & Compliance
and Secretary